Exhibit 23.1




Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,500,000 shares of common stock for the Fluke Corporation 1998 Stock Incentive Plan of our report dated May 28, 1997, with respect to the consolidated financial statements of the Fluke Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended April 25, 1997 and of our report dated July 21, 1997 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



Seattle, Washington                                 /s/ Ernst & Young LLP
December 12, 1997